EXHIBIT 21.1

Subsidiaries of Ludwig Enterprises, Inc.:

mRNAforLife, Inc., a Wyoming corporation (100% ownership).

Precision Genomics, Inc., a Wyoming corporation (100% ownership).

Exousia Ai, Inc., a Wyoming corporation (100% ownership).